Exhibit 99.29

GEOTEXT
Translations, Inc.

STATE OF NEW YORK)
) ss
COUNTY OF NEW YORK)

CERTIFICATION

This is to certify that the attached translation is, to the best of my knowledge and belief, a true and accurate translation from Spanish into English of the attached Request, dated January 19, 2007.

Emerson Hoff, Project Manager
Geotext Translations, Inc.

Sworn to and subscribed before me
this 22nd day of January, 2007.

KRISTEN D. PLONKA
Notary Public, State of New York
No. 01PL6121852
Qualified in Queens County
Commission Expires January 31, 2009

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SPANISH SECURITIES
MARKET COMMISSION

JANUARY 19, 2007

RECEIVED
No. 2007 004122

TO THE SPANISH SECURITIES MARKET COMMISSION

     [I], Dr. Jorge Vega-Penichet López, adult, a Spanish citizen, domiciled at Avenida de Europa 18, Parque Empresarial La Moraleja, Alcobendas 28108, Madrid, holder of National ID 2195235T, on behalf and in representation of “Acciona, S.A.” (hereinafter “Acciona”), with Tax ID No. A-08001851, as Secretary of the Board of Directors, hereby appear, and as prescribed by Law,

STATE

     I. This past January 16, 2007, Acciona filed a petition with this commission in which it requested that the CNMV [Spanish Securities Market Commission] order E.ON Zwölfte Verwaltungs GMBH (hereinafter E.ON) to modify its takeover bid proposal to incorporate that confidential information of Endesa to which it would have had access according to a press article.

     II. After the filing of said petition, Acciona has had news and confirmation of the veracity of that circumstance through which would be the source of the newspaper article: the electronic records of the United States District Court for the District of New York, accessible by those who are freely registered with it.

     III. The documentation available there, part of which is attached to this petition, includes content of a financial and strategic nature and regarding the future risks of Endesa, all relevant in the valuation of the shares of Endesa. The origin thereof is in the legal proceedings of Gas Natural SDG, S.A. (hereinafter “Gas Natural”) v. E.ON before the District Court for the Southern District of New York. It confirms that E.ON has had access to that information, which has not been made available to the general public in Spain, nor, in particular, in the Proposal, as of this date, and therefore it has not been possible for the investors to take it into account to valuate, under equal conditions as E.ON, their shares in Endesa. Although accessible in the United States to the subscribers to the judicial records, the information has not been distributed in our opinion as required by the Securities Market Law. Thus, it is necessary that it be made available to the shareholders of Endesa in its Proposal or by another means of public distribution in our securities market, so that they may reach, in an informed manner, the decisions that best suit their interests.

     IV. Particularly relevant for the protection of the rights of the shareholders of Endesa would be making them aware that:

(i) In the meeting that was held on January 25, 2006, Endesa would have informed E.ON that its projected earnings through 2009, before interest, taxes, depreciation and amortization (EBITDA) were conservative and should be close to 8 billion euros, as opposed to the estimate of 7.5 billion euros announced publicly (Exhibit no. 1).

(ii) In said meeting of January 25, 2006, Endesa would have informed E.ON that the subsidies applicable to the insular systems for a total of €800 million are recoverable, but they only have balance sheet deliverables in the amount of €600 million. It is expected that a better regulation will be approved by the first half of 2006 (Exhibit no. 1).

(iii) According to these same sources, in the meeting of January 25, 2006, Endesa would have also informed E.ON that, if it gained control of the company, it could obtain between 80 and 100 million euros in synergies or savings in expenses due to the elimination of redundancies. These synergies would represent reductions in expenses that could add between 800 million and 1 billion euros to the EBITDA of Endesa [sic] (Exhibit No. 1).

(iv) In said meeting of January 25, 2006, Endesa would have informed E.ON that the LatAm debt of approximately €6 billion was not subject to guarantee by the parent company (the consequence is that the LatAm capital risk is much below the 30% of LatAm EV) (Exhibit No. 1).

(v) In said meeting of January 25, 2006, Endesa would have informed E.ON that the holding structure is inefficient in Argentina/Brazil/Peru (Exhibit No. 1).

(vi) In said meeting of January 25, 2006, Endesa would have informed E.ON that the key problem of the distribution is moving to a new system centered on the profitability of the assets, the income of which is reflected in the Business Plan for new investments, although this is not the case for the existing investments (Exhibit No. 1).

(vii) In said meeting of January 25, 2006, Endesa would have informed E.ON that Endesa had its own gas supply deal, which they believe would provide a weighted cost of gas less than that of Gas Natural (Exhibit No. 1).

(viii) In said meeting of January 25, 2006, Endesa would have informed E.ON that currently Endesa is moving toward a variable compensation package (40 – 70% of the fixed package) linked to the performance of the share price (reference price of €22.27) with reinvestment of 50% in Endesa stock (Exhibit No. 1).

(ix) In the meeting held between representatives of Endesa and E.ON on February 1, 2006, Endesa would have informed E.ON that none of its principal contracts (construction contracts, energy, gas, and coal supply contracts, long-term raw materials purchase contracts, operating and maintenance contracts and contracts with clients) would be affected by a change in control of Endesa or its management by a new foreign shareholding (Document No. 2).

(x) In the same meeting of February 1, 2006, Endesa would have informed E.ON that its takeover bid would not affect any clause regarding change in control that could adversely affect Endesa’s stake in joint ventures, subsidiaries or affiliates in Italy – ASM BRESCIA, France –SNET, and Portugal – TEJO ENERGIA (Document No. 2).

(xi) Endesa would have confirmed to E.ON that its bid would not [consider] the application of change in control or advance maturity clauses that could have an adverse impact on the financial plans of Endesa with respect to bonds, bank loans, or, among other financing instruments, structured loans. Endesa would have additionally provided E.ON with information relative to key financing contracts, including an account of the change in control clauses, restrictions on the sale of assets, mergers and restructuring of the company, parity [exchange rates], privations and negative covenants (Document No. 3).

(xii) The meeting of February 1, 2006 would have also been used by Endesa to explain to E.ON that a successful bid for the German company would not affect the ability of Endesa to make use of new fiscal credits in the amount of 392 million euros of 2004 and to recover advanced tax payments of 2004 of 75 million euros (Document No. 2).

(xiii) Endesa could have provided E.ON at that meeting of February 2006 with the currency conversion chart that it uses in the forecasts for growth of its EBITDA through 2009 in Latin America – a market that is very relevant for Endesa (Document No. 2).

In view of the foregoing, I hereby

REQUEST

That you let this petition be deemed submitted and accepted, with the attached documents, and by virtue thereof, as a complement to and reiteration of the request made in our petition dated January 16, 2007, order E.ON to modify the Proposal authorized by resolution of the Spanish Securities Market Commission on November 16, 2006, making the recipients of its takeover bid aware of all the relevant information that E.ON has in order to form an adequate opinion on the value of the shares of Endesa, or, in the absence thereof, that this Spanish Securities Market Commission adopt other measures to have this information made public knowledge.

Madrid, January 19, 2007 /s/ Jorge Vega-Penichet